Registration No. 333-130735
Filed Pursuant to Rule 424(b)(3)
Prospectus Supplement To Prospectus Dated January 26, 2006
APARTMENT INVESTMENT AND MANAGEMENT COMPANY
8,834,582 Shares of Class A Common Stock
The information with respect to Terry Considine, Titaho Limited Partnership, RLLLP, and Titahotwo Limited Partnership, RLLLP in the table setting forth the shares to be sold by selling stockholders, which appears under “Selling Stockholders” in the Prospectus, dated January 26, 2006, of Apartment Investment and Management Company (“Aimco”), is hereby amended and restated as follows:

	Shares Owned		Shares Offered
Selling Stockholder	Prior to Offering		Hereby
Terry Considine (4)(21)	1,832,735	(5)	1,158,508	(6)
Titaho Limited Partnership RLLLP (17)(4)(21)	4,932,308	(18)	4,932,308	(18)
Titahotwo Limited Partnership RLLLP (19)(4)(21)	1,197,800	(20)	535,500

(4)	Terry Considine is the Chairman of the Board, President and Chief Executive Officer of Aimco.

(5)	Includes 254,056 shares currently held, 510,452 shares issuable in exchange for common OP Units, and 1,068,227 shares issuable upon exercise of stock options.

(6)	Includes 49,247 shares currently held, 41,034 shares issuable in exchange for common OP Units and 1,068,227 shares issuable upon exercise of stock options.

(17)	Terry Considine’s brother is the trustee for the sole general partner of Titaho Limited Partnership RLLLP.

(18)	Includes 500,000 shares currently held, and 4,432,308 shares of Class A Common Stock issuable upon exercise of stock options.

(19)	Terry Considine is the general partner of, and holds a 0.5% ownership interest in, Titahotwo Limited Partnership RLLLP.

(20)	Includes 1,195,500 shares currently held, and 2,300 shares issuable in exchange for common OP Units.

(21)	Pursuant to a Merrill Lynch Loan and Collateral Account Agreement by and among Titahotwo Limited Partnership, RLLLP, a Colorado limited liability limited partnership, as borrower (“Titahotwo”), Titaho Limited Partnership, RLLLP, a Colorado limited liability limited partnership, as pledgor (“Titaho”), Terry Considine, as pledgor (“Considine”, and together with Titahotwo and Titaho, the “Pledgors”), ML Private Finance LLC, f/k/a Merrill Lynch Private Finance, Inc., as lender (the “Lender”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Loan Agreement”), the Pledgors have pledged or may pledge to the Lender in the future, shares of Class A Common Stock that are subject to this prospectus as security for a loan or other extension of credit to Titahotwo and/or its affiliates. Upon a default under the Loan Agreement, any of the Lender, its parent, Merrill Lynch & Co. Inc. or any subsidiary thereof, may be a selling holder hereunder and may sell the applicable shares of Common Stock offered by this prospectus.
The date of this prospectus supplement is November 22, 2006